EXHIBIT 99

Date:	July 13, 2006

Subject:	Baldor Electric Company
2nd Quarter and YTD 2006 Results and Discussion

Page:	1 of 2

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced unaudited results of the second quarter and first six months of 2006.

	2nd Quarter			Year
	2006	2005		2006	2005
(in thousands except per share data)	Jul 1 2006	Jul 2 2005	% Chg.	Jul 1 2006	Jul 2 2005	% Chg.

Net Sales	$205,607	$178,292	15.3%	$397,921	$348,888	14.1%
Cost of Sales	152,155	132,398		291,857	259,220

Gross Profit	53,452	45,894	16.5%	106,064	89,668	18.3%
SG&A	32,610	29,896		66,066	58,846

Operating Profit	20,842	15,998	30.3%	39,998	30,822	29.8%
Other Expense	1,366	576		2,502	1,081

Earnings Before Income Taxes	19,476	15,422	26.3%	37,496	29,741	26.1%
Income Taxes	7,079	5,710		13,731	11,007

Net Earnings	$12,397	$9,712	27.6%	$23,765	$18,734	26.9%

Earnings Per Share – Diluted	$0.38	$0.29	31.0%	$0.72	$0.55	30.9%
Dividends Per Share	$0.17	$0.15	13.3%	$0.33	$0.30	10.0%

Average Shares Outstanding	32,796	33,739		33,127	33,769

John McFarland, Chairman and CEO, commented on the Company’s results, “We are pleased to announce record sales of $205.6 million for the second quarter, a 15% increase over last year. Net earnings were up 28% and earnings per share improved to $0.38, a 31% increase. Operating margin increased to 10.1% from 9.0% one year ago.”

McFarland also said, “Super-E® high-efficiency motors and large motors (60 horsepower and above) continue to grow at more than twice our overall sales growth. We believe we are gaining market share in both of these areas. We recently completed the expansion of our facility in Mississippi to support the growth of these products.”

Balance Sheet Summary			2nd Quarter Operating Margins
(in thousands)	2006	2005
	Jul 1 2006	Jul 2 2005
Cash & Marketable Securities	$34,504	$43,215
Trade Receivables – net	128,335	110,870
Inventories	118,489	122,894
Working Capital	213,464	218,821
Total Debt	115,418	104,025
Shareholders’ Equity	295,618	291,455
Cash Flow from Operations (YTD)	$13,510	$16,582

The following are answers to questions recently asked by shareholders.

Q … Why did your debt balance go up?

During the quarter, we repurchased 1.1 million shares of our stock. In order to do so, we borrowed $30 million early in the quarter. Our strong cash flow allowed us to repay $10 million of this debt during the quarter, and we expect to repay the remaining $20 million before the end of the year. The reduction in the shares outstanding due to the repurchase will add approximately $0.05 to earnings per share in 2007.

(continued on page 2)

Date:	July 13, 2006	For more information contact
		Baldor Electric Company	Phone:	479-646-4711
Subject:	Baldor Electric Company	P O Box 2400	Fax:	479-648-5752
	2nd Quarter and YTD 2006	Fort Smith, Arkansas 72902	Website:	www.baldor.com
	Results and Discussion	John A. McFarland		Chairman & CEO
		Ronald E. Tucker	President, CFO & Secretary
Page:	2 of 2	Tracy L. Long	VP Investor Relations & Assistant Secretary

Q … Where did you see strength in your business during the quarter?

Sales growth was broad-based, both by industry and geography. High electricity costs continue to support higher Super-E high efficiency motor sales, while investments in oil and gas are driving the large motor business. During the past three months, 14% of our sales came from new customers, which we believe is another indicator of market share gain.

During the quarter, motor sales were up 19%, generator sales increased 6%, and drives sales improved 2%. International sales were up 7% for the quarter.

Q … What happened to raw material prices during the quarter?

Material costs continued to rise during the quarter. The larger than anticipated increase in the price and usage of copper during the quarter had a negative impact on margins. As a result of higher material cost, we announced a 7% price increase effective August 7.

Q … Operating margin improved again this quarter. Can you improve this margin further?

Yes. Operating margin is affected by three components, SG&A, manufacturing expense and material cost. SG&A is at a 20-year low. We believe we have opportunities to improve it further. Manufacturing expenses are at their lowest point in over 5 years. Increased volumes and the expansion of our Columbus and Oshkosh facilities will help continue the progress we’ve made in manufacturing. Our price increase in August, along with improved product designs, should offset rising material costs.

Q … Why has your generator growth slowed over the past two quarters?

During the first half of 2005, military business accounted for over $2.7 million of generator sales. We had almost no military business during the first half of 2006. We expect military shipments to resume during early 2007. Sales to non-military customers are up 21% in the first half of 2006. We expect military shipments to continue to be a smaller percentage of our overall generator business.

Q … How does business look for the balance of the year?

We believe it looks strong. While shipments were up 15% during the quarter, our incoming order rates increased 20%, with June having the highest percentage increase of any month in nearly 2 years.

Q … When is your next public presentation?

The Company will hold an Analyst Day in Boston on October 17, 2006. Management will also make a presentation at the Better Investing National Convention in Columbus, OH, on Friday, September 8, 2006.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (“optimistic”, “will”, “continue”, “expect”, “believe”, “should”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.